Exhibit 3(i)

Delaware The First State	Page 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “FRONTIER COMMUNICATIONS CORPORATION”, FILED IN THIS OFFICE ON THE FIFTH DAY OF JULY, A. D. 2017, AT 10:59 O’ CLOCK A.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE TENTH DAY OF JULY, A. D. 2017 AT 12:01 O’CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

345219 8100 SR# 20175080901	Authentication: 202826549 Date: 07-05-17

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:59 AM 07/05/2017	CERTIFICATE OF AMENDMENT
FILED 10:59 AM 07/05/2017
SR 20175080901 - File Number 345219	OF THE
RESTATED CERTIFICATE OF INCORPORATION
OF
FRONTIER COMMUNICATIONS CORPORATION

Frontier Communications Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on May 22, 2000 (as amended, the “Certificate of Incorporation”).

SECOND: Article Fourth, Section (a) of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“Upon the Certificate of Amendment becoming effective pursuant to the Delaware General Corporation Law (the “Effective Time”), the total number of shares of stock which this corporation shall have authority to issue shall be 225,000,000 shares, of which 50,000,000 shares shall be shares of preferred stock, with a par value of $0.01 each, amounting in aggregate to five hundred thousand dollars ($500,000), and 175,000,000 shares shall be shares of common stock, with a par value of $0.25 each (the “Common Stock”), amounting in the aggregate to $43,750,000.

“Upon the Effective Time, each fifteen (15) shares of Common Stock, either issued and outstanding immediately prior to the Effective Time or issued and held in the treasury of the Corporation immediately prior to the Effective Time, shall be automatically reclassified as, and shall be combined and changed into, one (1) validly issued, fully paid and non-assessable share of Common Stock without further action by the Corporation or the holder thereof, subject to the treatment of fractional shares of Common Stock as described below (the “Reverse Stock Split”). No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) from the Corporation’s transfer agent in lieu of such fractional shares upon the submission of a transmittal letter by a stockholder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the stockholder’s Old Certificates (as defined below), in an amount equal to the proceeds attributable to the sale of the fractional shares resulting from the aggregation and sale by the Corporation’s transfer agent of all fractional share interests attributable to the fractional shares otherwise issuable. From and after the Effective Time, certificates representing Common Stock outstanding immediately prior to the Effective Time (“Old Certificates”) shall represent the number of whole shares of Common Stock into which the Common Stock formerly represented by such Old Certificate shall have been reclassified pursuant to the foregoing provisions.”

THIRD: This Certificate of Amendment shall become effective on July 10, 2017 at 12:01 a.m.

FOURTH: This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”). The Board of Directors of the Corporation duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment and directed that the proposed amendment be considered by the stockholders of the Corporation. At the annual meeting of the stockholders of the Corporation held on May 10, 2017 and called in accordance with the relevant provisions of the DGCL, the stockholders of the Corporation duly adopted this Certificate of Amendment.

FIFTH: All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Mark D. Nielsen, its Executive Vice President and Chief Legal Officer, this 5th day of July, 2017.

By:	/s/ Mark D. Nielsen
Name:	Mark D. Nielsen
Title:	Executive Vice President and
Chief Legal Officer